Exhibit 99.1

CONTACT
Shelly Taylor
(800) 978-8136
NEWS RELEASE	staylor@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc. acquires an interest in

two skilled nursing facilities in Delaware

Lake Forest, Calif., (September 6, 2016) – Summit Healthcare REIT, Inc.. (“Summit” or the “REIT”) announced today that it has acquired an interest in two skilled nursing facilities located in the communities of Millsboro and Smyrna, Delaware, for a total purchase price of $54.1 million on September 2, 2016. The facilities consist of a total of 332 licensed beds, and will be operated by and leased to a third party operator.

The acquisition was made through a joint venture between Summit Healthcare Operating Partnership, LP (“Summit OP”), which is wholly owned by the REIT and Best Years, LLC (“Best Years”). Best Years is a U.S. based wholly owned subsidiary of Union Life Insurance Co. Ltd, a Chinese corporation. Summit OP has successfully partnered with Best Years in 15 previous acquisitions.

“The acquisition of an interest in these two skilled nursing facilities is a great fit for Summit and our first acquisition in the state of Delaware,” said Kent Eikanas, President and Chief Operating Officer of Summit. “This is an exciting time for the REIT as we continue our expansion and diversification throughout the United States.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 28 long-term triple-net leased healthcare facilities in ten states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Shelly Taylor at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2015, and the quarterly reports for the periods ended March 31, 2016 and June 30, 2016. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.